Exhibit 99.1
meritage homes reports fourth quarter and full year 2010 results achieved profitability goal for the year, with earnings of $0.22 per share for 2010 fourth quarter 2010 selected results:
•	Reported net loss of $0.9M or $0.03 per diluted share including net tax benefit of $5M, compared to net income of $43M or $1.35 per diluted share in 2009, including a $90M net tax benefit

•	Reduced adjusted pre-tax loss to $0.3M from $8M in the prior year

•	Improved home closing gross margin before impairments by 320 basis points over 2009

•	Increased net sales orders by 15% over the prior year; with sequential growth over the third quarter of 2010 full year 2010 selected results:
•	Generated net income of $7M or $0.22 per diluted share, compared to a net loss of $66M or ($2.12) per diluted share in 2009

•	Reduced net debt-to-capital ratio to 28% from 31% in the prior year

•	Completed the year with $413M cash and short-term investments, and no short-term debt

•	Issued $200M of 7.15% senior notes due in 2020 and retired $195M of notes due in 2014 and 2015
Scottsdale, Ariz. (February 2, 2011) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter results for the period ended December 31, 2010.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31,			Full year Ended December 31,
	2010	2009	%Chg	2010	2009	%Chg
Homes closed (units)	837	1,202	-30%	3,700	4,039	-8%
Home closing revenue	$214,616	$279,589	-23%	$940,406	$962,797	-2%
Sales orders (units)	713	621	15%	3,383	3,853	-12%
Sales order value	$174,021	$162,338	7%	$854,687	$912,301	-6%
Ending backlog (units)				778	1,095	-29%
Ending backlog value				$201,816	$287,535	-30%
Net (loss)/income— incl. impairments	$(895)	$43,286	-102%	$7,150	$(66,456)	111%
Adjusted pre-tax (loss)/income —excl. impairments and (loss)/gain on early extinguishment of debt	$(311)	$(8,262)	96%	$12,684	$(35,141)	136%
Diluted EPS (including impairments)	$(0.03)	$1.35	-102%	$0.22	$(2.12)	110%

*	Adjusted pre-tax (loss)/income excludes impairments: See non-GAAP reconciliations of net (loss)/profit to adjusted pre-tax (loss)/income on “Operating Results” statement.

MTH 4Q10 and full year results/ 2
fourth quarter operating results
Meritage reported a net loss of $0.9 million or $0.03 per diluted share in the fourth quarter of 2010, compared to net income of $43 million or $1.35 per diluted share in the fourth quarter of 2009. The loss in 2010 included $5 million of impairments offset by a $5 million net tax benefit, while 2009 net income included $39 million of impairments, more than offset by a $90 million net tax benefit. Excluding those items, Meritage reduced its pre-tax loss to $311,000 from $8 million in the prior year.
“We achieved our number one goal for 2010, which was to be profitable for the year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Despite lower closing revenue in 2010, we returned to profitability primarily by improving our margins and holding down our overhead expenses.”
Fourth quarter home closing revenue declined 23% year over year, with 30% fewer homes closed in 2010 than in 2009, partially offset by a 10% higher average closing price. Average prices increased to approximately $256,000 in the fourth quarter of 2010, from approximately $233,000 in the fourth quarter of 2009, reflecting a greater percentage of closings in move-up communities and in California, Colorado and Florida, higher-priced areas within Meritage’s markets.
Meritage generated home closing gross profit of $34 million in the fourth quarter 2010 compared to $17 million in 2009, and home closing gross margins of 15.8% and 6.2%, respectively. Excluding the effects of impairments on gross margins, home closing gross margin climbed to 18.1% in the fourth quarter of 2010 from 14.9% in the fourth quarter of 2009.
“We showed a 320 basis point improvement year over year in our home closing gross margin before impairments, as our newer communities continued to produce much higher margins on average than our older communities,” said Mr. Hilton. “Market conditions continued to be challenging following the expiration of the home buyer tax credit in the second quarter of 2010, which put pressure on home prices and margins.”
General and administrative expenses were 28% lower than the same quarter of 2009, largely due to certain expenses — particularly accruals for lease abandonments and discretionary awards — in 2009 that did not recur in the fourth quarter of 2010. Excluding those items, G&A was flat compared to 2009.
full year operating results
Meritage reported net income for the full year of 2010 of $7 million or $0.22 per diluted share, compared to a $66 million net loss in 2009, or ($2.12) per diluted share. Net income in 2010 was reduced by $7 million in pre-tax real estate-related impairment charges and a $3 million loss on extinguishment of debt, partially offset by a $5 million net tax benefit. By comparison, the net loss in 2009 included $129 million of impairments, partially offset by a $9 million gain on extinguishment of debt and a net tax benefit of $88 million. Excluding these items, Meritage produced pre-tax income of $13 million in 2010, compared to a pre-tax loss of $35 million in 2009.

MTH 4Q10 and full year results/ 3
sales
Fourth quarter 2010 net orders for 713 homes were 15% greater than the 621 sales recorded in the prior year, despite 4% fewer average active communities year over year. Sales per community increased 21% in the fourth quarter, to 4.7 sales per community from 3.9 in 2009. The largest sales increases were in Texas with 20% year-over-year growth, and Colorado, with 73% growth.
“We closed a record high 93% of beginning backlog during the fourth quarter, as half of our closings were homes not under contract at the beginning of the quarter,” explained Mr. Hilton. “We ended the year with 29% fewer orders in backlog than we had a year ago, which will make it more challenging to be profitable in the first quarter of 2011. Even so, we expect to be more profitable in 2011 than we were in 2010.”
balance sheet
Meritage generated $33 million positive cash flow from operations for the full year 2010, after using $236 million of cash to purchase approximately 5,800 lots during the year. The Company ended the year with $413 million in cash and cash equivalents, restricted cash and short-term investments, an increase of $21 million over the year-end 2009 total. Meritage’s net debt to total capital ratio improved to 28% at December 31, 2010, from 31% at December 31, 2009.
Meritage put approximately 7,000 lots under contract in 2010, including 63 new communities. At December 31, 2010, Meritage controlled 15,224 lots representing approximately 4.1 years supply based on trailing twelve months closings, compared to a total of 12,906 lots or 3.2 years lot supply at December 31, 2009. Approximately 85% of total lots were owned at year-end 2010, compared to 77% in 2009, and 56% of year-end 2010 lots were purchased in the last two years.
summary
“In a year when market conditions remained very challenging for the homebuilding industry, it was gratifying to return to profitability in 2010, which we believe was the direct result of successfully executing our strategies,” said Mr. Hilton. “We’ve dramatically reduced our lot and construction costs over the last few years, carefully controlled our overhead costs, repositioned our communities to address each of our markets opportunistically, redesigned our homes to be more efficient and appealing, and emerged as the leader in profitable, energy efficient home building.
“Meritage has received several awards for our leadership in advanced green building, including in 2010 the Alliance Home Quality and Performance Leadership award, and the Pubby Award for Community of the Year.” Mr. Hilton continued, “Most recently, Meritage received the 2011 Energy Value Housing Award from the National Association of Homebuilders for our Lyon’s Gate Community located in Gilbert, Arizona, and was also awarded the 2011 People’s Choice Award, recognizing Meritage Homes for voluntarily incorporating energy efficiency in the design, construction & marketing of our homes.

MTH 4Q10 and full year results/ 4
“I believe Meritage is in the best shape it’s ever been — stronger, leaner, faster and more nimble than ever before — and we’re poised to take advantage of opportunities to grow and increase our profitability as the market recovers. I am confident in our strategies and our organization, and optimistic about our prospects for the coming year.”
conference call
Management will host a conference call to discuss these results on February 3, 2011 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, through March 2, 2011 on the website noted above, or by dialing 877-660-6853, and referencing account 356 and passcode 364919.

Contacts:	Investor Relations:
Brent Anderson
Vice President-Investor Relation
(972)580-6360

MTH 4Q10 and full year results/ 5
Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Full year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating results
Home closing revenue	$214,616	$279,589	$940,406	$962,797
Land closing revenue	28	6,231	1,250	7,516

Total closing revenue	214,644	285,820	941,656	970,313

Home closing gross profit	34,001	17,244	167,456	18,693
Land closing gross (loss)/profit	(18)	(14,192)	240	(14,642)

Total closing gross profit	33,983	3,052	167,696	4,051

Commissions and other sales costs	(18,346)	(23,058)	(76,798)	(78,683)
General and administrative expenses	(12,684)	(17,528)	(59,784)	(59,461)
Interest expense	(8,449)	(8,016)	(33,722)	(36,531)
(Loss)/gain on extinguishment of debt	—	—	(3,454)	9,390
Other income/(loss), net	77	(1,447)	8,546	6,435

(Loss)/income before income taxes	(5,419)	(46,997)	2,484	(154,799)
Benefit for income taxes	4,524	90,283	4,666	88,343

Net (loss)/income	$(895)	$43,286	$7,150	$(66,456)

Earnings/(loss) per share

Basic:
(Loss)/earnings per share	$(0.03)	$1.36	$0.22	$(2.12)
Weighted average shares outstanding	32,127	31,805	32,060	31,350

Diluted:
(Loss)/earnings per share	$(0.03)	$1.35	$0.22	$(2.12)
Weighted average shares outstanding	32,127	32,037	32,322	31,350

Non-GAAP Reconciliations:
Total closing gross profit	$33,983	$3,052	$167,696	$4,051
Add Real estate-related impairments:
Terminated lot options and land sales	1,047	19,460	1,047	85,679
Impaired projects	3,878	19,273	5,404	40,537

Adjusted closing gross profit	$38,908	$41,785	$174,147	$130,267

(Loss)/income before income taxes	$(5,419)	$(46,997)	$2,484	$(154,799)
Add: Real estate-related and joint venture (JV) impairments:
Terminated lot options and land sales	1,047	19,460	1,047	85,679
Impaired projects	3,878	19,273	5,404	40,537
Joint venture impairments	183	2	295	2,832
Loss/(gain) on early extinguishment of debt	—	—	3,454	(9,390)

Adjusted (loss)/income before income taxes	$(311)	$(8,262)	$12,684	$(35,141)

MTH 4Q10 and full year results/ 6
Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$103,953	$249,331
Investments and securities	299,345	125,699
Restricted cash	9,344	16,348
Income tax receivable	—	92,509
Other receivables	20,835	22,934
Real estate (1)	738,928	675,037
Investments in unconsolidated entities	10,987	11,882
Deposits on real estate under option or contract	10,359	8,636
Other assets	31,187	40,291

Total assets	$1,224,938	$1,242,667

Liabilities:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$119,163	$152,233
Senior notes	479,905	479,134
Senior subordinated notes	125,875	125,875

Total liabilities	724,943	757,242
Total equity	499,995	485,425

Total liabilities and equity	$1,224,938	$1,242,667

(1) Real estate — Allocated costs:

Homes under contract under construction	$96,844	$114,769
Unsold homes, completed and under construction	86,869	73,442
Model homes	36,966	37,601
Finished homesites and homesites under development	454,718	407,592
Land held for development or sale	63,531	41,633

Total allocated costs	$738,928	$675,037

Supplemental Information and Non-GAAP Financial Disclosures (In thousands — unaudited):

	Three Months Ended		As of and for the Full Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest amortized to cost of sales and interest expense	10,805	13,355	45,733	57,795
Depreciation and amortization	1,835	2,296	7,974	8,843

Net debt-to-capital:
Notes payable and other borrowings			$605,780	$605,009
Less: cash and cash equivalents, restricted cash, and investments and securities			(412,642)	(391,378)

Net debt			193,138	213,631
Stockholders’ equity			499,995	485,425

Capital			$693,133	$699,056
Net debt-to-capital			27.9%	30.6%

MTH 4Q10 and full year results/ 7
Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended		Full year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net (loss)/income	$(895)	$43,286	$7,150	$(66,456)
Loss/(gain) on early extinguishment of debt	—	—	3,454	(9,390)
Real-estate related impairments	4,925	38,733	6,451	126,216
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	616	282	2,020	4,273
Decrease/(increase) in real estate and deposits, net	1,957	13,908	(69,964)	108,628
Other operating activities	(12,215)	(69,569)	83,440	20,803

Net cash (used in)/provided by operating activities	(5,612)	26,640	32,551	184,074

Net payments to purchase investments and securities	(183,923)	(125,699)	(424,639)	(125,699)
(Payments)/distribution to fund restricted cash	(396)	2,256	7,004	(16,348)
Other financing activities	148,268	(1,307)	243,120	(3,372)

Cash used in investing activities	(36,051)	(124,750)	(174,515)	(145,419)

Proceeds from issuance of new debt	—	—	195,134	—
Debt issuance cost	—	—	(3,067)	—
Repayments of senior notes	—	—	(197,543)	—

Proceeds from stock option exercises	292	490	2,062	4,753

Net cash provided by/(used in) financing activities	292	490	(3,414)	4,753

Net (decrease)/increase in cash	(41,371)	(97,620)	(145,378)	43,408
Beginning cash and cash equivalents	145,324	346,951	249,331	205,923

Ending cash and cash equivalents (1)	$103,953	$249,331	$103,953	$249,331

(1)	Ending cash and cash equivalents balances at December 31 exclude investments and securities of $299 million and restricted cash of $9 million in 2010, and $126 million and $16 million, respectively, in 2009.

MTH 4Q10 and full year results/ 8
Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,
	2010		2009
	Homes	Value	Homes	Value

Homes Closed:
California	94	$32,696	130	$40,155
Nevada	16	3,378	18	3,325

West Region	110	36,074	148	43,480

Arizona	152	36,970	218	45,044
Texas	450	105,205	726	163,344
Colorado	52	16,099	40	11,223

Central Region	654	158,274	984	219,611

Florida	73	20,268	70	16,498

East Region	73	20,268	70	16,498

Total	837	$214,616	1,202	$279,589

Homes Ordered:
California	61	$20,011	63	$22,921
Nevada	20	4,053	20	3,718

West Region	81	24,064	83	26,639

Arizona	118	29,244	117	26,711
Texas	401	87,258	334	86,563
Colorado	57	17,425	33	9,506

Central Region	576	133,927	484	122,780

Florida	56	16,030	54	12,919

East Region	56	16,030	54	12,919

Total	713	$174,021	621	$162,338

MTH 4Q10 and full year results/ 9
Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Full year Ended December 31,
	2010		2009
	Homes	Value	Homes	Value

Homes Closed:
California	417	$147,194	348	$116,197
Nevada	81	16,006	130	27,049

West Region	498	163,200	478	143,246

Arizona	700	156,117	781	156,107
Texas	2,028	487,797	2,405	566,879
Colorado	162	48,820	145	44,225

Central Region	2,890	692,734	3,331	767,211

Florida	312	84,472	230	52,340

East Region	312	84,472	230	52,340

Total	3,700	$940,406	4,039	$962,797

Homes Ordered:
California	373	$128,167	350	$116,609
Nevada	79	15,704	119	23,267

West Region	452	143,871	469	139,876

Arizona	678	155,987	738	146,006
Texas	1,776	417,840	2,233	518,288
Colorado	175	54,328	140	42,416

Central Region	2,629	628,155	3,111	706,710

Florida	302	82,661	273	65,715

East Region	302	82,661	273	65,715

Total	3,383	$854,687	3,853	$912,301

Order Backlog:
California	45	$15,295	89	$34,322
Nevada	12	2,369	14	2,671

West Region	57	17,664	103	36,993

Arizona	125	31,980	147	32,110
Texas	463	111,607	715	181,564
Colorado	52	16,964	39	11,456

Central Region	640	160,551	901	225,130

Florida	81	23,601	91	25,412

East Region	81	23,601	91	25,412

Total	778	$201,816	1,095	$287,535

MTH 4Q10 and full year results/ 10
Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2010		December 31, 2009
	Beg.	End	Beg.	End
Active Communities:
California	13	14	9	7
Nevada	5	4	6	6

West Region	18	18	15	13

Arizona	32	32	28	26
Texas	82	82	102	98
Colorado	8	9	3	6

Central Region	122	123	133	130

Florida	10	10	14	10

East Region	10	10	14	10

Total	150	151	162	153

	Full year Ended		Full year Ended
	December 31, 2010		December 31, 2009
	Beg.	End	Beg.	End
Active Communities:
California	7	14	12	7
Nevada	6	4	12	6

West Region	13	18	24	13

Arizona	26	32	31	26
Texas	98	82	109	98
Colorado	6	9	3	6

Central Region	130	123	143	130

Florida	10	10	11	10

East Region	10	10	11	10

Total	153	151	178	153

MTH 4Q10 and full year results/ 11
About Meritage Homes Corporation
Meritage Homes Corporation is the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of December 31, 2010, the Company had 151 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California.
In 2010, Meritage celebrated its 25th Anniversary, launched a new Simply Smart Series™ of homes and a 99-day guaranteed completion program in certain communities, and is the only large national homebuilder to be 100% ENERGY STAR® qualified in every home started since January 1, 2010. Meritage has designed and built nearly 70,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. To find a Meritage community near you, go to www.meritagehomes.com.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our outlook that it will be more challenging to be profitable in the first quarter of 2011, that we expect to be more profitable in 2011 than we were in 2010, and that we are poised to take advantage of opportunities to grow and increase our profitability as the market recovers. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

MTH 4Q10 and full year results/ 12
Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; fluctuations in housing demand, and the cost and availability of real estate and other matters that are outside of our control; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; the impact of future capital raising transactions we may engage in; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors,” and updated in our most recent Quarterly Report on Form 10-Q, all of which can be found on our website. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.
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